Exhibit 99.1

Mesa Labs Reports Record Net Income and Adjusted Net Income

Lakewood, Colorado, June 7, 2017 – Mesa Laboratories, Inc. (NASDAQ:MLAB) (we, us, our, “Mesa” or the “Company”) today reported record net income and adjusted net income for the year ended March 31, 2017.

Highlights for the year ended March 31, 2017 as compared to last year:

●	Revenues increased 11 percent
●	Non-GAAP adjusted net income[1] increased six percent

Revenues for the fourth quarter decreased two percent to $24,299,000 as compared to $24,812,000 for the same quarter last year. Operating income for the fourth quarter decreased nine percent to $5,340,000 as compared to $5,843,000 for the same quarter last year. Net income for the fourth quarter decreased nine percent to $3,643,000 or $0.94 per diluted share of common stock as compared to $3,991,000 or $1.06 per diluted share of common stock for the same quarter last year. Operating and net income for the fourth quarter ended March 31, 2017 were impacted by unusual items consisting of a $488,000 expense (included in operating expenses), before tax, related to relocation costs associated with the consolidation of our current Biological Indicator facilities in Omaha, Nebraska, Bozeman, Montana and Traverse City, Michigan into our new building in Bozeman, Montana and a $580,000 expense (included in operating expenses), before tax, related to a reserve for slow moving inventory associated with a specific model of our cold chain monitoring sensors.

Revenues for the year ended March 31, 2017 increased 11 percent to $93,665,000 as compared to $84,659,000 last year. Operating income for the year ended March 31, 2017 was flat at $16,313,000 as compared to $16,323,000 last year. Net income for the year ended March 31, 2017 was flat at $11,183,000 or $2.91 per diluted share of common stock as compared to $11,169,000 or $2.97 per diluted share of common stock last year. Operating and net income for the year ended March 31, 2017 were impacted by the same relocation expenses ($725,000, before tax for the year ended March 31, 2017) and inventory reserve described above. Net income for the year ended March 31, 2017 was also impacted by an unusual item consisting of a $450,000 expense (included in other expense, net), before tax, related to an increase in the PCD earn-out liability which resulted from higher revenues in the product line than were originally forecasted at the time the earn-out liability was booked in purchase accounting. Operating income and net income for the year ended March 31, 2016 were impacted by an unusual item consisting of $1,709,000 expense, before tax, related to a litigation settlement associated with the Amega Acquisition.

On a non-GAAP basis, adjusted net income (which excludes the non-cash impact of amortization of intangible assets, net of tax) for the fourth quarter decreased three percent to $4,799,000 or $1.24 per diluted share of common stock as compared to $4,973,000 or $1.33 per diluted share of common stock for the same quarter last year. Adjusted net income for the year ended March 31, 2017 increased six percent to $16,228,000 or $4.22 per diluted share of common stock as compared to $15,324,000 or $4.08 per diluted share of common stock last year. Adjusted net income for the three months ended March 31, 2017 and the years ended March 31, 2017 and 2016 was impacted by the same items noted above.

“Mesa completed fiscal 2017 with a solid fourth quarter,” said John J. Sullivan, President and Chief Executive Officer. “Revenues nearly matched the record fourth quarter of last year and profitability, as measured by adjusted net income (“ANI”), was strong. Absent the unusual items mentioned above, ANI in the fourth quarter would have been $5,572,000 which is 23 percent of revenues and 12 percent above last year’s fourth quarter. For the full year, I am very pleased that revenues increased 11 percent and ANI increased six percent to a new record of $16,228,000. Profitability for fiscal 2017 was negatively impacted by the unusual expenses mentioned above, along with the ramp up of a sales organization for our Cold Chain Packaging division. On an annual basis, these unusual expenses were partially offset by a lower tax rate for the full year of fiscal 2017.”

“During fiscal 2017 we continued our growth strategy and we made progress in our infrastructure investments,” continued John J. Sullivan. “Our Biological Indicators (“BI”) division grew 15 percent compared to fiscal 2016, through seven percent organic growth and eight percent due to acquisitions. Instruments division revenues declined four percent compared to fiscal 2016, due primarily to a large one-time order in the previous year and the timing of shipments in our DryCal product line, which were partially offset by 13 percent organic growth of the Dialyguard product line. Cold Chain Monitoring revenues grew nine percent, driven primarily by the November 2016 acquisition of Freshloc, and our Cold Chain Packaging division grew 114 percent. We made good progress in completing the new building in Bozeman, Montana to house our BI operations, which is the largest infrastructure project in Mesa’s history. The building was substantially completed by the end of fiscal 2017, and the move of production equipment from our other facilities started in the first quarter of fiscal 2018, which is expected to be completed by March 31, 2018. While there will be additional expenses of approximately $1,400,000 in fiscal 2018 associated with the relocation, we expect that the annual savings will approximate $600,000 once the relocation is completed. More importantly, the new facility provides much-needed additional space for future growth.”

“I am looking forward to Mesa’s fiscal 2018. I believe we will see continued growth of revenues, both organically and through acquisitions. We are implementing expense reduction initiatives designed to improve operating income, which was flat this year. Earnings will be tempered by the continuing expenses for the BI business relocation, but these will gradually wind down through the end of fiscal 2018. Due to the fiscal 2016 adoption of ASU No. 2016-09, our tax rate is now significantly impacted by employee stock option exercises, which are quite variable, so you can expect to see continued volatility in our post-tax earnings metrics on a quarter over quarter and year over year basis. Our strategy of profitable growth is intact and I expect continued progress in fiscal 2018 and the years ahead.”

1 The non-GAAP measures of adjusted net income and adjusted net income per diluted share are defined to exclude the non-cash impact of amortization of intangible assets, net of tax. A reconciliation between these non-GAAP measures and their GAAP counterparts is set forth in the table below, along with additional information regarding their use.

Financial Summary (Unaudited, except for the information as of and for the years ended March 31, 2017 and 2016)

Consolidated Statements of Income

(Amounts in thousands, except per share data)	Three Months Ended March 31,		Year Ended March 31,
	2017	2016	2017	2016
Revenues	$24,299	$24,812	$93,665	$84,659
Cost of revenues	10,335	9,816	40,426	33,246
Gross profit	13,964	14,996	53,239	51,413
Operating expenses	8,624	9,153	36,926	35,090
Operating income	5,340	5,843	16,313	16,323
Other expense, net	(305)	(58)	(2,017)	(768)
Earnings before income taxes	5,035	5,785	14,296	15,555
Income taxes	1,392	1,794	3,113	4,386
Net income	$3,643	$3,991	$11,183	$11,169

Net income per share (basic)	$0.98	$1.10	$3.04	$3.10
Net income per share (diluted)	0.94	1.06	2.91	2.97

Weighted average common shares outstanding:
Basic	3,713	3,630	3,679	3,605
Diluted	3,869	3,751	3,844	3,757

                  Consolidated Balance Sheets

(Amounts in thousands)	March 31, 2017	March 31, 2016
Cash and cash equivalents	$5,820	$5,695
Other current assets	29,965	31,491
Total current assets	35,785	37,186
Property, plant and equipment, net	26,002	16,628
Other assets	109,946	106,934
Total assets	$171,733	$160,748

Liabilities	$73,912	$76,070
Stockholders’ equity	97,821	84,678
Total liabilities and stockholders’ equity	$171,733	$160,748

Reconciliation of Non-GAAP Measures
(Unaudited)

(Amounts in thousands, except per share data)	Three Months Ended March 31,		Year Ended March 31,
	2017	2016	2017	2016
Net income	$3,643	$3,991	$11,183	$11,169
Amortization of intangible assets, net of tax	1,156	982	5,045	4,155
Adjusted net income	$4,799	$4,973	$16,228	$15,324

Adjusted net income per share (basic)	$1.29	$1.37	$4.41	$4.25
Adjusted net income per share (diluted)	1.24	1.33	4.22	4.08

Weighted average common shares outstanding:
Basic	3,713	3,630	3,679	3,605
Diluted	3,869	3,751	3,844	3,757

The non-GAAP measures of adjusted net income and adjusted net income per share presented in the reconciliation above are defined to exclude the non-cash impact of amortization of intangible assets, net of tax. We believe that excluding these acquisition related expenses provides the ability to understand the benefits of acquisitions based on their cash return.

We provide non-GAAP adjusted net income and non-GAAP adjusted net income per share amounts in order to provide meaningful supplemental information regarding our operational performance. Our management uses non-GAAP measures to evaluate the performance of our business and to compensate employees. This information facilitates management's internal comparisons to our historical operating results as well as to the operating results of our competitors. Since management finds this measure to be useful, we believe that our investors can benefit by evaluating both non-GAAP and GAAP results.

Our management recognizes that items such as amortization of intangible assets can have a material impact on our net income. To gain a complete picture of all effects on our profit and loss from any and all events, management does (and investors should) rely upon the GAAP consolidated statements of income. The non-GAAP numbers focus instead upon our core operating business.

Readers are reminded that non-GAAP measures are merely a supplement to, and not a replacement for, or superior to financial measures prepared according to GAAP. They should be evaluated in conjunction with the GAAP financial measures. It should be noted as well that our non-GAAP information may be different from the non-GAAP information provided by other companies.

About Mesa Laboratories, Inc.

We pursue a strategy of focusing primarily on quality control products and services, which are sold into niche markets that are driven by regulatory requirements. We prefer markets that have limited competition where we can establish a strong presence and achieve high gross margins. We are organized into four divisions across nine physical locations. Our Instruments Division designs, manufactures and markets quality control instruments and disposable products utilized in connection with the healthcare, pharmaceutical, food and beverage, medical device, industrial hygiene, environmental air sampling and semiconductor industries. Our Biological Indicators Division provides testing services, along with the manufacturing and marketing of biological indicators and distribution of chemical indicators used to assess the effectiveness of sterilization processes, including steam, hydrogen peroxide, ethylene oxide and radiation, in the hospital, dental, medical device and pharmaceutical industries. Our Cold Chain Monitoring Division designs, develops and markets systems which are used to monitor various environmental parameters such as temperature, humidity and differential pressure to ensure that critical storage and processing conditions are maintained in hospitals, pharmaceutical and medical device manufacturers, blood banks, pharmacies and a number of other laboratory and industrial environments. Our Cold Chain Monitoring Division also provides parameter (primarily temperature) monitoring of products during transport in a cold chain and consulting services such as compliance monitoring and validation or mapping of transport and storage containers. Our Cold Chain Packaging Division provides packaging development consulting services and thermal packaging products such as coolers, boxes, insulation materials and phase-change products to control temperature during transport.

Forward Looking Statements

This press release may contain information that constitutes "forward-looking statements." Generally, the words "believe," "expect," "project," “anticipate,” “intend,” "estimate," "will" and similar expressions identify forward-looking statements, which generally are not historical in nature. However, the absence of these words or similar expressions does not mean that a statement is not forward-looking. All statements that address operating performance, events or developments that we expect or anticipate will occur in the future — including statements relating to revenue growth and statements expressing general views about future operating results — are forward-looking statements. Management believes that these forward-looking statements are reasonable as and when made. However, caution should be taken not to place undue reliance on any such forward-looking statements because such statements speak only as of the date when made. We undertake no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise, except as required by law. In addition, forward-looking statements are subject to certain risks and uncertainties that could cause actual results to differ materially from our historical experience and present expectations or projections. These risks and uncertainties include, but are not limited to, those described in our Annual Report on Form 10-K for the year ended March 31, 2016, and those described from time to time in our subsequent reports filed with the Securities and Exchange Commission.

CONTACT: John J. Sullivan, Ph.D.; President and CEO, or John Sakys; CFO, both of Mesa Laboratories, Inc., +1-303-987-8000

For more information about the Company, please visit its website at www.mesalabs.com.